Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217223

PROSPECTUS SUPPLEMENT NO. 21 JANUARY 7, 2019
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II
SUPPLEMENT NO. 21 DATED JANUARY 7, 2019
TO THE PROSPECTUS DATED SEPTEMBER 20, 2017
This document supplements, and should be read in conjunction with, the prospectus of Griffin Capital Essential Asset REIT II, Inc. dated September 20, 2017, Supplement No. 8 dated March 19, 2018, which amended and superseded all prior supplements, Supplement No. 9 dated April 4, 2018, Supplement No. 10 dated May 3, 2018, Supplement No. 11 dated May 21, 2018, Supplement No. 12 dated June 5, 2018, Supplement No. 13 dated July 5, 2018, Supplement No. 14 dated August 6, 2018, Supplement No. 15 dated August 17, 2018, Supplement No. 16 dated August 24, 2018, Supplement No. 17 dated September 5, 2018, Supplement No. 18 dated October 3, 2018, Supplement No. 19 dated November 2, 2018 and Supplement No. 20 dated December 4, 2018. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•
the daily net asset value, or “NAV”, per share, as determined in accordance with our valuation procedures, for each business day from December 1, 2018 through December 31, 2018, for each of our classes of common stock.

Daily Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from December 1, 2018 through December 31, 2018.

Date	NAV per Share

	Class T	Class S	Class D	Class I	Class A	Class AA	Class AAA
December 1-12, 2018	$9.69	$9.68	$9.67	$9.67	$9.62	$9.62	$9.61
December 13-19, 2018	$9.69	$9.68	$9.67	$9.67	$9.61	$9.62	$9.61
December 20-27, 2018	$9.69	$9.68	$9.67	$9.67	$9.61	$9.61	$9.61
December 28-31, 2018	$9.69	$9.69	$9.67	$9.68	$9.61	$9.62	$9.61

On any business day, our share sales are made based on the day’s applicable NAV per share. On each business day, our NAV per share for each class of common stock is (1) posted on our website,  www.griffincapital.com, (2) made available on our toll-free, automated telephone line, 1-888-926-2688, and (3) made available on www.nasdaq.com.